Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES P FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED

STOCK

OF

U.S. BANCORP

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

U.S. Bancorp, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.

On October 19, 2026, the Risk Management Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”), pursuant to authority conferred upon the Committee by the Board and by Section 141(c)(2) and (3) of the General Corporation Law of the State of Delaware, duly adopted resolutions establishing the terms of the Corporation’s 7.20% Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, $1.00 par value (the “Series P Preferred Stock”), and authorized a subcommittee of the Committee (the “Subcommittee”) to act on behalf of the Committee in establishing the liquidation preference, dividend rate, optional redemption date, number of authorized shares and certain other terms of the Series P Preferred Stock.

2.	Thereafter, on October 21, 2026, the Subcommittee duly adopted the following resolution by written consent:

“NOW, THEREFORE, BE IT RESOLVED, that the Subcommittee hereby establishes the Series P Preferred Stock, with the designations and certain other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the Series P Preferred Stock as are set forth in Exhibit A hereto, which is incorporated herein by reference”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Vice Chair and Chief Financial Officer this 29th day of October, 2026.

U.S. Bancorp

By:	/s/ John C. Stern
Name: John C. Stern
Title: Vice Chair and Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

TO

CERTIFICATE OF DESIGNATIONS

OF

SERIES P FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED

STOCK

OF

U.S. BANCORP

Section 1. Designation. The designation of the series of preferred stock shall be Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series P Preferred Stock”). Each share of Series P Preferred Stock shall be identical in all respects to every other share of Series P Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below. Series P Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series P Preferred Stock shall be 40,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series P Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series P Preferred Stock.

Section 3. Definitions. As used herein with respect to Series P Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York, subject to any adjustment as provided for herein.

“Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time.

“Committee” means the Risk Management Committee of the Board of Directors of the Corporation, or any successor committee thereto.

“Corporation” means U.S. Bancorp.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Five-Year Treasury Rate” means the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the applicable Reset Dividend Determination Date appearing (or, if fewer than five Business Days so appear on the applicable Reset Dividend Determination Date, for such number of Business Days appearing) under the caption “Treasury Constant Maturities” (or any successor caption or heading) in the most recently published H.15, as determined by the Calculation Agent. The Five-Year Treasury Rate will be determined by the Calculation Agent on the Reset Dividend Determination Date.

Notwithstanding the foregoing, if the Corporation or its designee (which may be an affiliate of the Corporation) in consultation with the Corporation, determines on the relevant Reset Dividend Determination Date that the then-current Reference Rate (which as of October 30, 2026 is the Five-Year Treasury Rate) cannot be determined in the manner applicable for such Reference Rate (such determination, a “Rate Substitution Event”), the Corporation or its designee, after consultation with the Corporation, may determine whether there is an industry-accepted successor rate to the then-applicable Reference Rate. If the Corporation or such designee, after consulting with the Corporation, determines that there is such an industry-accepted successor rate, then such successor rate will replace the then-current Reference Rate for all purposes relating to the Series P Preferred Stock (including the dividend rate) on such Reset Dividend Determination Date and thereafter. In that case, the Corporation or its designee, after consultation with the Corporation, may then adopt and make changes to (i) the Reset Date, the Reset Dividend Determination Date, the Reset Period, the definition of Business Day, the day-count and the rounding conventions to be used and (ii) any other relevant methodology or definition for determining or otherwise calculating such successor rate, including any spread or adjustment factor needed to make such successor rate comparable to the then-current Reference Rate (which as of October 30, 2026 is the Five-Year Treasury Rate), in each case, in a manner that is substantially consistent with industry-accepted practices for the use of such successor rate. If the Corporation, or any designee after consultation with the Corporation, determines that there is no industry-accepted successor rate to the then-applicable Reference Rate, then the Reference Rate for the applicable Reset Dividend Determination Date will be deemed to be the same rate as the rate determined for the prior Reset Dividend Determination Date or, with respect to the first Reset Dividend Determination Date, 7.20%.

Any calculation or determination made by the Calculation Agent will be made in the Calculation Agent’s sole discretion and will be conclusive and binding absent manifest error. Any determination, decision or selection that may be made by the Corporation or its designee (which may be an affiliate of the Corporation) after consultation with the Corporation (including provisions relating to a rate substitution event and any adjustments, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or make or refrain from making any selection) will be made in the Corporation’s or such designee’s sole discretion, will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary herein, shall become effective without the consent from the holders of the Series P Preferred Stock or the depositary shares representing such stock or any other party.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any successor.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series P Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series P Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

“Reference Rate” means, initially, the Five-Year Treasury Rate; provided that if a Rate Substitution Event has occurred with respect to the Five-Year Treasury Rate or the then-current Reference Rate, then “Reference Rate” means the applicable replacement rate.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series P Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of Series P Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of any share of Series P Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series P Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve’s Regulation Q, 12 C.F.R. 217 (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series P Preferred Stock is outstanding.

“Reset Date” means January 15, 2032 and each date falling on the fifth anniversary of the preceding Reset Date, subject to adjustment as provided for herein, regardless of whether such day is a Business Day.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to adjustment as provided for herein.

“Reset Period” means the period from, and including, January 15, 2032 to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date, subject to adjustment as provided for herein.

“Series P Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Holders of Series P Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series P Preferred Stock, and no more, payable quarterly in arrears on the 15th day of each January, April, July and October, commencing on January 15, 2027 (each such date, a “Dividend Payment Date”) (i) from the date of issuance to, but excluding, January 15, 2032, at a fixed rate per annum equal to 7.20%, and (ii) from, and including, January 15, 2032, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the applicable Reset Dividend Determination Date plus a spread of 2.269%; provided, however, if any such day on which dividends otherwise would be payable is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay). The period from, and including, the date of issuance of the Series P Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” The record date for payment of dividends on the Series P Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to three decimal places, with $0.0005 being rounded upward. If the Corporation issues additional shares of Series P Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Board of Directors or a duly authorized committee of the Board of Directors at the time such additional shares are issued. Notwithstanding any other provision hereof, dividends on the Series P Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b) Non-Cumulative Dividends. Dividends on shares of Series P Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series P Preferred Stock on any Dividend Payment Date have not been declared before such Dividend Payment Date, then such undeclared dividends shall not cumulate and shall not accrue or be payable, and the Corporation shall have no obligation to pay, and the holders of Series P Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series P Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series P Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (C) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy such Junior Stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan, (D) any purchase, redemption or other acquisition of Junior Stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of the Corporation or any of its subsidiaries (including any employment, severance or consulting arrangements adopted before or after the issuance of the Series P Preferred Stock) and (E) in connection with any underwriting, stabilization, market-making or similar transactions in the capital stock of the Corporation by an investment banking subsidiary of the Corporation in the ordinary course of such subsidiary’s business), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series P Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series P Preferred Stock for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. When dividends are not paid in full upon the shares of Series P Preferred Stock and any Parity Stock, all dividends declared upon shares of Series P Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series P Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series P Preferred Stock that may be in arrears. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series P Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series P Preferred Stock or Parity Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series P Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series P Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series P Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series P Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series P Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series P Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends have been paid in full to all holders of Series P Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, subject to the prior approval of the Appropriate Federal Banking Agency, may redeem in whole or in part the shares of Series P Preferred Stock on any Dividend Payment Date on or after January 15, 2032, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series P Preferred Stock shall be $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series P Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption. If any redemption date is not a Business Day, then the Redemption Price, including any declared and unpaid dividends payable upon redemption, may be paid on the next Business Day, and no interest or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(b) Notice of Redemption. Notice of every redemption of shares of Series P Preferred Stock shall be mailed by first-class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 5 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series P Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series P Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series P Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series P Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series P Preferred Stock at the time outstanding, the shares of Series P Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series P Preferred Stock in proportion to the number of Series P Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation, the Committee or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series P Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series P Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a) Supermajority Voting Rights—Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series P Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series P Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series P Preferred Stock or authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series P Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series P Preferred Stock.

(b) Supermajority Voting Rights—Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series P Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series P Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series P Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series P Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) or their equivalent, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series P Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series P Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series P Preferred Stock as to payment of dividends is a “Preferred Director”.

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series P Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series P Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series P Preferred Stock or any other class or series of the Corporation’s preferred stock having equivalent voting rights (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series P Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series P Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(i) above. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series P Preferred Stock or any other class or series of the Corporation’s preferred stock having equivalent voting rights may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(c)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series P Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series P Preferred Stock and any other class or series of preferred stock that ranks on parity with Series P Preferred Stock as to payment of dividends, if any, for at least four consecutive quarterly Dividend Periods or their equivalent, then the right of the holders of Series P Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the Corporation’s Board of Directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series P Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d) The voting rights of the holders of Series P Preferred Stock set forth in this Section 7 will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series P Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series P Preferred Stock to effect such redemption.

Section 8. Conversion. The holders of Series P Preferred Stock shall not have any rights to convert such Series P Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors of the Corporation, the Committee or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series P Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series P Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series P Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series P Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series P Preferred Stock are not subject to the operation of a sinking fund.

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